UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          September 18, 2019

J.W. Mays, Inc.
(Exact name of registrant as specified in its charter)

New York	1-3647	11-1059070
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9 Bond Street, Brooklyn, New York	11201-5805
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   718-624-7400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	MAYS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The Company, as lessor, has agreed to accept the surrender of a portion of the Company’s building located at 9 Bond Street, Brooklyn, New York, from Marvarino’s Trading Corp. and Marvarino’s, Inc. d/b/a Cookies Department Store, as lessee (“Cookies”). The amount of space surrendered was approximately 22,000 square feet and the effective date of the surrender was August 31, 2019. The Company and Cookies entered into the surrender agreement on September 18, 2019.

Cookies is the Company’s largest tenant in terms of the amount of rental income. Certain terms of the original lease, as amended, between the Company and Cookies have been modified.

The square footage which was surrendered by Cookies amounted to approximately 16% of the total square footage that Cookies had leased from the Company prior to such surrender. Cookies continues to rent 117,547 square feet of space from the Company for a term through January 2036, with two additional five-year renewal periods through January 2046. The total amount of rent lost per year as a result of the lease surrender is approximately $965,000. The Company has been using brokers to market the space that was surrendered by Cookies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. W. Mays, Inc.
(Registrant)

Dated: September 19, 2019	By: Mark Greenblatt
Mark Greenblatt
Executive Vice President
Principal Financial Officer